UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Materials Pursuant to § 240.14a-12

RIVERBED TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following is an email communication that Riverbed Technology, Inc. distributed to its employees on March 4, 2015.

Riverbed Technology, Inc.

Q&A on the Effect of the Merger on the ESPP,

Equity Awards, and Riverbed Common Stock

This Q&A describes the treatment of the Riverbed Employee Stock Purchase Plan (the “ESPP”), equity awards granted under Riverbed’s equity plans, and Riverbed common stock in connection with the merger and is intended to be a high-level summary only.

If there is any inconsistency between this Q&A and the ESPP, the equity plan(s) and/or award agreements under which your equity awards were granted, or the merger agreement, the language in those plans or agreements will control.

ESPP

(1)	When will the final ESPP purchase date be?

The final purchase date under the ESPP will be March 5, 2015. Purchased shares will be deposited into your Charles Schwab brokerage account shortly after the purchase date. Riverbed will only buy whole shares with your contributions you have made from your paycheck from November 1, 2014 through February 28, 2015. You will receive a refund of any contribution that is not enough to buy a whole share or if you reach the annual $25,000 IRS limitation. If you are due a refund, it is expected to be processed by the end of March.

(2)	How will I be paid for my ESPP shares?

ESPP shares you still hold immediately before the closing, including ESPP shares purchased on March 5, 2015, will be cancelled at the closing and converted into the right to receive a cash payment equal to $21 per share. The cash payment will be treated in the same way as other shares of our common stock on the closing as described below under question #10.

(3)	Will the cash-out of my ESPP shares result in taxable income to me?

A portion of your ESPP share proceeds will be taxable. The cash-out of your ESPP shares will be a disposition of such shares for tax purposes. Riverbed will report on your 2015 Form W-2 an amount of ordinary income based on how long you held your ESPP shares. Please refer to the ESPP prospectus for further information about the tax consequences of disposing of your ESPP shares.

(4)	When will the ESPP terminate?

The ESPP will terminate immediately following the final purchase date on March 5, 2015. Your ESPP contributions will cease after your February 28, 2015 pay date.

Equity Awards

(5)	What happens to my equity awards?

•	Restricted stock units (or “RSUs”): Your RSUs (whether vested or unvested) that are outstanding as of immediately prior to the closing will be cancelled and converted into the right to receive a cash payment, less applicable withholding taxes, equal to (i) the number of such RSUs multiplied by (ii) $21. If any of your outstanding RSUs are subject to performance-based vesting conditions for which the performance period has not been completed as of immediately before the closing, the number of RSUs for purposes of the previous sentence will be determined by assuming achievement of 100% of target levels of performance.

•	Stock Options: Your options to purchase shares of our common stock (whether vested or unvested) that are outstanding as of immediately before the closing and have a per share exercise price of less than $21 per share will be cancelled and converted into the right to receive a cash payment, less applicable withholding taxes, equal to (i) the number of shares subject to the unexercised portion of such option multiplied by (ii) the difference between $21 and the per share exercise price of such option. Any of your options that have a per share exercise price of $21 or more will be cancelled for no consideration. If you exercise any of your options prior to the closing, you will receive shares of our common stock upon the exercise of these options, and such shares will be treated in the same way as other shares of our common stock on the closing, as described below under question #10.

(6)	How will the cash-out payment for my equity awards be paid?

The cash payment for your equity awards will be processed through payroll as a special payroll run and will be paid in the same manner as your regular payroll checks. If you currently receive your regular payroll check via a direct deposit to your bank account, the cash-out payment will be made by direct deposit to the same account. On the other hand, if you currently receive a hard-copy payroll check, then you will receive a hard-copy check for your cash-out payment. The cash-out payment to international employees will be based on the applicable exchange rate for your local country in effect on the date of closing. Riverbed will withhold applicable taxes from your payment per your local country requirements.

(7)	When will the cash-out payment for my equity awards be paid?

We expect (but cannot guarantee) to make the cash-out payment within approximately two weeks after the closing.

(8)	Is there any advantage to exercising my incentive stock options (“ISOs”) instead of having them cashed out?

Maybe. If you exercise any options that are ISOs, the cash payment you receive in exchange for the shares that you purchase will not be subject to the collection of applicable federal and state withholding. Although taxes will not be withheld, you will be required to pay applicable federal and state income taxes, but not employment taxes (e.g., FICA). In contrast, if you do not exercise your ISOs and they are cashed out, the cash-out payment you receive in exchange for the cancellation of the options will be subject to all tax withholding, including employment taxes. As a result, exercising your ISOs may allow you to avoid employment taxes. Your federal, state, local, and foreign tax consequences depend upon your unique circumstances, so please consult your own tax advisor as to the specific tax implications to you of the merger with respect to your options.

(9)	Will there be a blackout period if I want to exercise my stock options prior to the closing?

YES. To facilitate the administrative work to cash out your in-the-money stock options at the deal closing, we will need to put a stock option exercise blackout in place for all outstanding stock options that will be effective after close of business on Thursday, March 5, 2015. If you hold stock options that you would like to exercise prior to the blackout, you must do so no later than Thursday,

March 5, 2015. No stock option exercises will be allowed after close of business on Thursday March 5, 2015. If you continue to hold stock options after this date that have an exercise price that is less than $21 per share, they will be paid out after the deal closes.

Common Stock

(10)	How and when will I be paid for the Common Stock I currently own in my brokerage account?

Your shares of common stock will be cancelled at the closing and converted into the right to receive a cash payment equal to $21 per share. The payment will be made to your brokerage account. Please contact your broker after the closing for further details.

ADDITIONAL INFORMATION ABOUT THE MERGER

Riverbed has filed with the SEC a definitive proxy statement in connection with the Acquisition and other matters and, beginning on January 23, 2015, mailed the definitive proxy statement and other relevant documents to Riverbed stockholders as of the January 20, 2015 record date for a special meeting of stockholders of the Company to be held on March 5, 2015 at 2:00 p.m. Pacific time at Riverbed’s principal executive offices, located at 680 Folsom Street, San Francisco, CA. Riverbed stockholders and other interested persons are advised to read the definitive proxy statement and any other relevant documents that have been or will be filed with the SEC in connection with Riverbed’s solicitation of proxies for the Special Meeting because these documents will contain important information about Riverbed and the Acquisition. Stockholders may also obtain a free copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge at the SEC’s website located at www.sec.gov.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Company’s stockholders with respect to the transaction. Information about the directors and executive officers of the Company and their ownership of Company Common Stock is set forth in the Definitive Proxy Statement, which was filed with the SEC on January 20, 2015.